Exhibit 3.1

THE COMPANIES LAW

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

JA Solar Holdings Co., Ltd.

1.	The name of the Company is JA Solar Holdings Co., Ltd.

2.	The Registered Office of the Company shall be at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681 GT, George Town, Grand Cayman, British West Indies.

3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted.

4.	Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of The Companies Law.

5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.

6.	The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8.	The share capital of the Company is US$50,000 divided into 493,480,000 ordinary shares of a nominal or par value of US$0.0001 each and 6,520,000 series A preference shares of a nominal or par value of US$0.0001 each.

9.	The Company may exercise the power contained in the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

THE COMPANIES LAW

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

JA Solar Holdings Co., Ltd.

TABLE A

The regulations in Table A in the First Schedule to the Law (as defined below) do not apply to the Company.

1.	DEFINITIONS AND INTERPRETATION

1.1	In these Articles (including Schedule A hereto), if not inconsistent with the subject or context:

“Law” means the Companies Law (2004 Revision) of the Cayman Islands and every modification, reenactment or revision thereof for the time being in force.

“Additional Ordinary Shares” means all Ordinary Shares issued by the Company; provided that the term “Additional Ordinary Shares” does not include (i) Employee Compensation Shares; (ii) Ordinary Shares issued or issuable in connection with any share split, share dividend, combination, recapitalization or other similar transaction of the Company; (iii) Ordinary Shares issued or issuable upon conversion or exercise of the Series A Preference Shares or upon conversion or exercise of any convertible notes, warrants or options outstanding on the Original Series A Issue Date; (iv) Ordinary Shares issued in connection with a bona fide business acquisition by the Company of another business, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise; or (v) Ordinary Shares issued in connection with a Qualified Public Offering.

“Applicable Conversion Price” has the meaning specified in Section 4 of Schedule A hereto.

“Articles” means these Articles of Association of the Company including Schedule A hereto.

“Auditors” means the Persons for the time being performing the duties of auditors of the Company.

“Board” means the board of Directors.

“Chairman of the Board” has the meaning specified in Article 20.8 of these Articles.

“Company” means JA Solar Holdings Co., Ltd., a company organized and existing under the laws of the Cayman Islands.

“Control” means, when used with respect to any Person, power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Conversion Share” has the meaning specified in Section 4(c) of Schedule A hereto.

“Debenture” means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Director” means a member of the Board.

“Distribution” in relation to a distribution by the Company to a Shareholder means the direct or indirect transfer of an asset, other than Shares, to or for the benefit of the Shareholder, or the incurring of a debt to or for the benefit of a Shareholder, in relation to Shares held by a Shareholder, and whether by means of a purchase of an asset, the purchase, redemption or other acquisition of Shares, a distribution of indebtedness or otherwise, and includes a dividend.

“Eligible Person” means individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons.

“Employee Compensation Share” means up to 1,082 Ordinary Shares (as adjusted for share splits, subdivision, consolidation, recapitalizations, reclassifications, and similar transactions prior to such date) issued or issuable to employees, consultants or directors of the Company either in connection with the provision of services to the Company or on exercise of any options to purchase Employee Compensation Shares granted under a share incentive plan or other arrangement approved by the Company’s Board, including without limitation in connection with a restricted stock or other equity compensation plan or arrangement approved by the Company’s Board.

“Equity Securities” means any Ordinary Shares or Ordinary Share Equivalents of the Company.

“Future Issuance Price” has the meaning specified in Section 4(e)(5) of Schedule A hereto.

“Liquidation Event” has the meaning specified in Section 2(b) of Schedule A hereto.

“Memorandum” means the Memorandum of Association of the Company.

“Ordinary Shares” means the ordinary shares of a nominal or par value of US$0.0001 each in the capital of the Company.

“Ordinary Share Equivalents” means warrants, options and rights exercisable for Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares, including, without limitation, the Series A Preference Shares.

“Original Series A Issue Date” means 21 August, 2006.

“Original Series A Issue Price” means US$2.147 per share.

“paid-up” means paid-up and/or credited as paid-up.

“Person” or “person” means any individual, sole proprietorship, partnership, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other entity of any kind or nature.

“Qualified Public Offering” means a firm commitment underwritten registered public offering by the Company of its Ordinary Shares, equal to at least fifteen percent (15%) of the Company’s total issued shared capital post-offering on a fully-diluted basis and listing, on a reputable international stock exchange (including without limitation stock exchanges in the United States, Hong Kong and Singapore, or any other stock exchange that is approved by the Board) with a total market capitalization of the Company following completion of the public offering of not less than US$540,000,000.

“Redemption Amount” has the meaning specified in Section 4(c)(i) of Schedule A hereto.

“Redemption Closing” has the meaning specified in Section 5(a)(iii)(3) of Schedule A hereto.

“Redemption Price” has the meaning specified in Section 5(a)(iii)(2) of Schedule A hereto.

“Redemption Notice” has the meaning specified in Section 5(a)(iii)(1) of Schedule A hereto.

“Registered office” means the registered office for the time being of the Company.

“Registrar” means the registrar of companies of the Cayman Islands.

“Related Party Transaction” means any transaction, contract, agreement or arrangement between the Company, on the one hand, and any Director, officer or Shareholder, or an entity Controlled by any Director, officer or Shareholder, on the other hand.

“Resolution of Directors” means either:

(a)	a resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(b)	a resolution consented to in writing by all directors or by all members of a committee of directors of the Company, as the case may be.

“Resolution of Shareholders” means either:

(a)	a resolution approved at a duly convened and constituted meeting of the Shareholders of the Company by the affirmative vote of a majority of in excess of fifty percent (50%) of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(b)	a resolution consented to in writing by a majority of in excess of fifty percent (50%) of the votes of Shares entitled to vote thereon.

“Schedule A” means Schedule A to these Articles.

“Seal” means any seal which has been duly adopted as the common seal of the Company.

“Securities” means Shares and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire shares or debt obligations.

“Secretary” includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Series A Conversion Price” has the meaning specified in Section 4(d) of Schedule A hereto.

“Series A Preference Shares” means the series A preference shares of a nominal or par value of US$0.0001 each in the capital of the Company.

“Share Swap Agreement” means that certain Sale and Purchase Agreement entered into by and among the Company, Mitsubishi Corporation, Leeway Asia L.P., Jinglong Group Co., Ltd., Express Power Investments Limited, Marlins Fame Limited, Improve Forever Investments Limited, Giant Fortune Development Limited, Si Fab International, Ltd., Freshearn Investments Limited, and JA Development Co., Ltd, dated on August 30, 2006, regarding issue of Ordinary Shares and Series A Preference Shares by the Company as consideration for the acquisition of the entire issued share capital of JA Development Co., Ltd.

“Special Resolution of Shareholders” means either:

(a)	a resolution approved at a duly convened and constituted meeting of the Shareholders of the Company by the affirmative vote of a majority of in excess of seventy five percent (75%) of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(b)	a resolution consented to in writing by a majority of in excess of seventy five percent (75%) of the votes of Shares entitled to vote thereon.

“Subsidiary” means, with respect to any specified Eligible Person, any Eligible Person of which the specified Eligible Person, directly or indirectly, owns more than fifty percent (50%) of the issued and outstanding authorized capital, share capital, voting interests or registered capital.

“Share” means the Ordinary Shares and Series A Preferences Shares and may also be referenced as “share” and includes any fraction of a share.

“Shareholder” means an Eligible Person whose name is entered in the register of members of the Company as the holder of one or more Shares or fractional Shares.

1.2	In these Articles, unless the context otherwise requires a reference to:

(a)	a “Regulation” is a reference to a regulation of these Articles;

(b)	a “Clause” is a reference to a clause of these Articles;

(c)	“Written” or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and “in writing” shall be construed accordingly;

(d)	The term “day” means “calendar day”;

(e)	voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(f)	the Law, the Memorandum or these Articles is a reference to the Law or those documents as amended or, in the case of the Law, any re-enactment thereof;

(g)	importing the masculine gender also include the feminine gender and vice-versa; and

(h)	the singular includes the plural and vice versa.

1.3	Any words or expressions defined in the Law unless the context otherwise requires bear the same meaning in these Articles unless otherwise defined herein.

1.4	Headings are inserted for convenience only and shall be disregarded in interpreting these Articles.

2.	RIGHTS ATTACHING TO SHARES

2.1	Subject to the provisions of these Articles, each Ordinary Share in the Company confers on the holder:

(a)	the right to one vote at a meeting of the members of the Company or on any resolution of the members of the Company;

(b)	the right to an equal share in any dividend paid by the Company in accordance with the Law; and

(c)	the right to an equal share in the distribution of the surplus assets of the Company.

2.2	In addition to any other rights attaching to the Series A Preference Shares, each Series A Preference Share in the Company confers on the holder the rights set out in Schedule A attached hereto. For the sake of clarity, Schedule A forms part of these Articles. In the event of any conflict between the conditions in these Articles and Schedule A, Schedule A shall prevail.

2.3	Subject to the provisions of the Law and these Articles (including Schedule A), shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by [Resolution of Shareholders] determine.

2.4	Subject to the provisions of the Law and these Articles (including Schedule A), the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorized by the Company in general meeting and may make payment therefore in any manner authorized by the Law, including out of capital.

3.	VARIATION OF RIGHTS

3.1	Subject to Schedule A, if at any time the share capital of the Company is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may not, whether or not the Company is being wound-up, be varied without the consent in writing of the holders of at least a majority of the issued shares of that class or series, or without the sanction of a Resolution of Shareholders passed at a general meeting of the holders of the shares of that class or series.

3.2	The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one (1) person holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

4.	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

Subject to Schedule A, the rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

5.	REGISTERED SHARES

5.1	Subject to the provisions, if any, in that behalf in these Articles (including but not limited to Schedule A) and to any direction that may be given by the Company in a general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper. The Company shall not issue shares in bearer form. The Company shall issue registered shares only.

5.2	The Company is not authorised to issue bearer shares, convert registered shares to bearer shares or exchange registered shares for bearer shares.

5.3	The Shares in the Company shall be issued in the currency of the United States of America.

5.4	Every Shareholder is entitled to a certificate signed by a director of the Company, or any other person authorised by Resolution of Directors, or under the Seal specifying the number of Shares held by him and the signature of the director, officer or authorised person and the Seal may be facsimiles.

5.5	Any Shareholder receiving a certificate shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by Resolution of Directors.

5.6	If several Eligible Persons are registered as joint holders of any Shares, any one of such Eligible Persons may give an effectual receipt for any Distribution.

6.	SHARES

6.1	Subject to any restrictions on the issuing of Shares and other Securities contained in these Articles, Shares and other Securities may be issued at such times, to such Eligible Persons, for such consideration and on such terms as the directors may by Resolution of Directors determine.

6.2	A Share may be issued for consideration in any form, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

6.3	The Company shall keep a register (the “register of members”) containing:

(a)	the names and addresses of the Eligible Persons who hold Shares;

(b)	the number of each class and series of Shares held by each Shareholder;

(c)	the date on which the name of each Shareholder was entered in the register of members; and

(d)	the date on which any Eligible Person ceased to be a Shareholder.

6.4	The register of members may be in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the Directors otherwise determine, the magnetic, electronic or other data storage form shall be the original register of members.

6.5	A Share is deemed to be issued when the name of the Shareholder is entered in the register of members.

7.	NON RECOGNITION OF TRUSTS

No person shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof), any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Law) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

8.	REGISTRATION OF EMPOWERING INSTRUMENTS

The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, or other instrument.

9.	COMMISSION ON SALE OF SHARES

Subject to the provisions of the Law and these Articles (including but not limited to Schedule A), the Company may (i) pay a commercially reasonable commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company, which commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or partly in one way and partly in the other and (ii) pay, on any issue of shares, such brokerage fees as may be lawful and commercially reasonable.

10.	REDEMPTION OF SHARES

10.1	Subject to the Law and these Articles (including Schedule A), the Company is authorised to issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or a Member.

10.2	The Company is hereby authorised to make payments in respect of the redemption of its shares out of capital or out of any other account or fund which can be authorised for this purpose in accordance with the Law.

10.3	Subject to Schedule A, the redemption price of a redeemable share, or the method of calculation thereof, shall be fixed by the Directors at or before the time of issue.

10.4	Every share certificate representing a redeemable share shall indicate that the share is redeemable.

10.5	Subject to Schedule A, in the case of shares redeemable at the option of a Shareholder a redemption notice from a Shareholder may not be revoked without the agreement of the Directors.

10.6	Subject to Schedule A, at the time or in the circumstances specified for redemption the redeemed shares shall be cancelled and shall cease to confer on the relevant Shareholder any right or privilege, without prejudice to the right to receive the redemption price, which price shall become payable so soon as it can with due despatch be calculated, but subject to surrender of the relevant share certificate for cancellation (and reissue in respect of any balance).

10.7	The redemption price may be paid in any manner authorised by these Articles (including Schedule A) for the payment of dividends.

10.8	Subject to Schedule A, a delay in payment of the redemption price shall not affect the redemption but, in the case of a delay of more than thirty days, interest shall be paid for the period from the due date until actual payment at a rate which the Directors, after due enquiry, estimate to be representative of the rates being offered by Class A banks in the Cayman Islands for thirty day deposits in the same currency.

10.9	The Directors may exercise as they think fit the powers conferred on the Company by Section 37(5) of the Law (payment out of capital) but only if and to the extent that the redemption could not otherwise be made (or not without making a fresh issue of shares for this purpose).

10.10	Subject as aforesaid and Schedule A, the Directors may determine, as they think fit all questions that may arise concerning the manner in which the redemption of the shares shall or may be effected.

10.11	No share may be redeemed unless it is fully paid-up.

10.12	The Board may exercise all the powers of the Company to purchase all or any part of its own shares in accordance with the Law. Shares purchased by the Company shall be cancelled and shall cease to confer any right or privilege on the Member from whom the shares are purchased.

11.	MORTGAGES AND CHARGES OF SHARES

11.1	Subject to any agreements to which the Company is a party, Shareholders may mortgage or charge their Shares.

11.2	There shall be entered in the register of members at the written request of the Shareholder:

(a)	a statement that the Shares held by him are mortgaged or charged;

(b)	the name of the mortgagee or chargee; and

(c)	the date on which the particulars specified in subparagraphs (a) and (b) are entered in the register of members.

11.3	Where particulars of a mortgage or charge are entered in the register of members, such particulars may be cancelled:

(a)	with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

(b)	upon evidence satisfactory to the directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.

11.4	Whilst particulars of a mortgage or charge over Shares are entered in the register of members pursuant to this Regulation:

(a)	no transfer of any Share the subject of those particulars shall be effected;

(b)	the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)	no replacement certificate shall be issued in respect of such Shares;

without the written consent of the named mortgagee or chargee.

12.	FORFEITURE

12.1	Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note, other written obligation to contribute money or property or a contract for future services are deemed to be not fully paid.

12.2	A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

12.3	The written notice of call referred to in Article 12.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

12.4	Where a written notice of call has been issued pursuant to Article 12.3 and the requirements of the notice have not been complied with, the Directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

12.5	The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Article 12.3 and that Shareholder shall be discharged from any further obligation to the Company.

13.	TRANSMISSION OF SHARES

13.1	In case of the death of a Shareholder, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

13.2	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Shareholder (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and, subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Shareholder before his death or bankruptcy as the case may be. If the person so becoming entitled shall elect to be registered himself as holder, such person shall deliver or send to the Company a notice in writing signed by such person so stating such election.

13.3	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by voluntary transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Shareholder in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company; provided that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

14.	AMENDMENT OF MEMORANDUM OF ASSOCIATION, ALTERATION OF CAPITAL & CHANGE OF LOCATION OF REGISTERED OFFICE

14.1	Subject to the provisions of the Law and these Articles (including Schedule A) the Company may from time to time alter or amend its Memorandum with respect to any objects, powers or other matters specified therein to:

(a)	by Resolution of Shareholders increase the share capital by such sum to be divided into shares of such amount as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	by Resolution of Shareholders consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)	by Resolution of Shareholders divide or subdivide all or any of its share capital into shares of smaller amount than is fixed by the Memorandum; or

(d)	by Resolution of Shareholders cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

14.2	All new shares created hereunder shall be subject to the same provisions with reference to transfer, transmission, and otherwise as the shares in the original share capital.

14.3	Subject to the provisions of the Law and these Articles (including Schedule A), the Company may by Special Resolution of Shareholders reduce ts share capital in any way or alter any conditions of the Memorandum relating to share capital.

14.4	Subject to the provisions of the Law and these Articles (including Schedule A), the Company may by Resolution of Directors change the location of its registered office.

15.	TRANSFER OF SHARES

15.1	Subject to any agreements binding on the Company and these Articles, shares are transferable, and the Company will only register transfers of shares that are made in accordance with such agreements (if any) and will not register transfers of shares that are not made in accordance with such agreements (if any). The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor, and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register of members in respect thereof.

15.3	If the Directors are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:

(a)	to accept such evidence of the transfer of Shares as they consider appropriate; and

(b)	that the transferee’s name should be entered in the register of members notwithstanding the absence of the instrument of transfer.

15.4	Subject to these Articles, the personal representative of a deceased Shareholder may transfer a Share even though the personal representative is not a Shareholder at the time of the transfer.

16.	MEETINGS AND CONSENTS OF SHAREHOLDERS

16.1	The Company may hold a general meeting as its annual general meeting but shall not (unless required by the Law) be obliged to hold an annual general meeting. The annual general meeting, if held, shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the principal executive offices of the Company on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

16.2	The Directors may call general meetings, and they shall, on the requisition of Shareholders holding at the date of deposit of the requisition not less than ten percent (10%) of the paid up capital of the Company, which carries the right of voting at general meetings of the Company (a “Requesting Shareholder” or collectively, the “Requesting Shareholders”), forthwith proceed to convene an extraordinary general meeting of the Company.

16.3	The requisition must state the objectives of the meeting and must be signed by each of the Requesting Shareholders and be deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more of the Requesting Shareholders.

16.4

If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the Requesting Shareholders, or any of them representing not less than a majority of the aggregate voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

16.5	A general meeting convened as aforesaid by the Requesting Shareholders shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

16.6	At least five (5) days’ notice shall be given of an annual general meeting and at least twenty (20) days’ notice shall be given of any other general meeting unless such notice is waived either before, at or after such annual or other general meeting (a) in the case of a general meeting called as an annual general meeting, by all the Shareholders entitled to attend and vote thereat or their proxies; and (b) in the case of any other general meeting, by holders of not less than the minimum number of Shares required to approve the actions submitted to the Shareholders for approval at such meeting, or their proxies (collectively, the “Required Consenters”). Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned; provided that any general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Articles 16.1-16.5 have been complied with, be deemed to have been duly convened if it is so agreed by the Required Consenters.

16.7	The director convening a meeting shall give not less than seven (7) days’ notice of a meeting of Shareholders to:

(a)	those Shareholders whose names on the date the notice is given appear as Shareholders in the register of members of the Company and are entitled to vote at the meeting; and

(b)	the other directors.

16.8	The Directors may fix in advance a date as the record date for any determination of Shareholders entitled to notice of or to attend or vote at a meeting of the Shareholders. For the purpose of determining the Shareholders entitled to receive payment of any dividend, the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

If no record date is fixed for the determination of Shareholders entitled to notice of or to attend or vote at a meeting of Shareholders or Shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders entitled to attend or receive notice of, attend or vote at any meeting of Shareholders has been made as provided in this Article 16.8, such determination shall apply to any adjournment thereof.

16.9	A meeting of Shareholders held in contravention of the requirement to give notice is valid if Shareholders holding at least ninety percent (90%) of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Shareholder at the meeting shall constitute waiver in relation to all the Shares which that Shareholder holds.

16.10	The inadvertent failure of a director who convenes a meeting to give notice of a meeting to a Shareholder or another director, or the fact that a Shareholder or another director has not received notice, does not invalidate the meeting.

16.11	A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

(a)	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a Shareholder of the Company.

(b)	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting.

(c)	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.

(d)	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

(e)	The instrument appointing a proxy shall be in substantially the following form or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.

[Name of Company]

I/We being a Shareholder of the above Company HEREBY APPOINT                                          of                                          or failing him                                          of                                          to be my/our proxy to vote for me/us at the meeting of Shareholders to be held on the      day of                     , 20     and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this      day of                     , 20

Shareholder

16.12	Any corporation which is a Shareholder of record of the Company may in accordance with these Articles or other governing documents, or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Shareholders of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Shareholder of record of the Company.

16.13	The following applies where Shares are jointly owned:

(a)	if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

16.14	A Shareholder shall be deemed to be present at a meeting of Shareholders if he participates by telephone or other electronic means and all Shareholders participating in the meeting are able to hear each other.

16.15	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. The holders of at least fifty percent (50%) of the aggregate voting power of all of the Shares (on an as-converted basis) entitled to notice of and to attend and vote at such general meeting present in person or by proxy or if a company or other non-natural person by its duly authorized representative shall be a quorum.

16.16	A person shall be deemed to be present at a general meeting if he participates by telephone or other electronic means and all persons participating in the meeting are able to hear each other.

16.17	If within thirty (30) minutes from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

16.18	The Chairman of the Board, if any, shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the members present shall elect one (1) of their number to be chairman of the meeting.

16.19	The Chairman of the Board may, with the consent of any general meeting duly constituted hereunder at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

16.20	Subject to Article 16.34, at any general meeting, a resolution put to the vote of the meeting shall be decided by the vote of the requisite majority pursuant to a poll of the Shareholders. Unless otherwise required by the Law or these Articles, such requisite majority shall be a simple majority of votes cast.

16.21	Subject to these Articles (including but not limited to Article 16.34, every Shareholder of record present or, if such Shareholder is a corporation or other non-natural person, such Shareholder is present by its duly authorized representative, shall have one (1) vote for each share registered in his name in the register of members.

16.22	In the case of joint holders of record, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of members.

16.23	A Shareholder of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis, or other person may vote by proxy.

16.24	No Shareholder shall be entitled to vote at any general meeting unless he is registered as a Shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

16.25	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the determination of the chairman of the general meeting to be exercised in his or her reasonable discretion.

16.26	Votes may be given either personally or by proxy.

16.27	At any meeting of the Shareholders the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

16.28	Subject to the specific provisions contained in this Regulation for the appointment of representatives of Eligible Persons other than individuals the right of any individual to speak for or represent a Shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the Eligible Person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any Shareholder or the Company.

16.29	Any Eligible Person other than an individual which is a Shareholder may by resolution of its directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Shareholders or of any class of Shareholders, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Eligible Person which he represents as that Eligible Person could exercise if it were an individual.

16.30	The chairman of any meeting at which a vote is cast by proxy or on behalf of any Eligible Person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven (7) days of being so requested or the votes cast by such proxy or on behalf of such Eligible Person shall be disregarded.

16.31	Directors of the Company may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

16.32	An action that may be taken by the Shareholders at a meeting may also be taken by a resolution of members consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication, without the need for any notice, but if any resolution of members is adopted otherwise than by the unanimous written consent of all members, a copy of such resolution shall forthwith be sent to all members not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more members.

16.33	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

16.34	Majority Consent of Series A Preference Shares. The Company shall not take any of the following actions without the consent of the majority of the holders of the then-outstanding Series A Preference Shares:

(a)	amend or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of any class of Shares;

(b)	take any action that authorizes, creates or issues shares of any class or series, or securities or instruments convertible or exchangeable into shares of any class or series;

(c)	take any action that reclassifies any outstanding securities of the Company into securities having preferences or priority as to dividends or assets senior to the preferences reserved for the Series A Preference Shares;

(d)	increase the share capital of any Subsidiary by means of an issue shares or equity interests or securities or instruments convertible or exchangeable into shares or equity interests;

(e)	dispose all or substantially all of the assets of or shares or equity interests in any Group Company or any subsidiary of any Group Company;

(f)	enter into any transaction or arrangement or agreement with a Director or Shareholder or any of their respective Affiliates, other than on arms length terms in the ordinary course of business of consideration in excess of US$5,000,000, except for any transaction or arrangement or agreement with Jinglong Group Co. Ltd. disclosed in the Disclosure Schedules of the Subscription Agreement; or

(g)	make any loan or advance or giving any guarantee or indemnity or providing any credit, other than in the normal course of business.

17.	DIRECTORS

17.1	Subject to any subsequent amendment to change the number of directors, the number of the directors shall be not more than seven (7) persons (the “Maximum Number”), unless increased by a resolution adopted by a resolution of the majority of the Board. The “Directors” shall mean all of the members of the Board.

17.2

The Directors shall be entitled to be paid traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other. Subject to these Articles (including but not limited to Schedule A), the Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

17.3	Each director holds office until his successor takes office or until his earlier death resignation or removal.

17.4	Subject to these Articles (including but not limited to Schedule A), a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

17.5	Subject to these Articles (including but not limited to Schedule A), a Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

17.6	A shareholder qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

17.7	Subject to these Articles (including but not limited to Schedule A), a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

17.8	In addition to any further restrictions set forth in these Articles (including but not limited to Schedule A), no person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested; provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

17.9	A general notice or disclosure to the Directors or otherwise contained in the minutes of a Meeting or a written resolution of the Directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 23 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

17.10	A director may be removed from office, with or without cause, by the Shareholders who elected such director and such Shareholder may also replace any director so removed.

17.11	The office of a Director shall be vacated if he or she gives notice in writing to the Company that he or she resigns the office of Director, if he or she dies or if he or she is found a lunatic or becomes of unsound mind, and such vacated office may be filled only pursuant to Article 18.1(a), 18.1(b) or 18.1(c), as applicable.

17.12	A director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company or from such later date as may be specified in the notice. A director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the Law.

17.13	The Company shall keep a register of directors containing:

(a)	the names and addresses of the persons who are Directors, or who have been nominated as reserve Directors;

(b)	the date on which each person whose name is entered in the register was appointed as a director of the Company, or nominated as a reserve director of the Company;

(c)	the date on which each person named as a Director ceased to be a Director;

(d)	the date on which the nomination of any person nominated as a reserve director ceased to have effect; and

(e)	such other information as may be prescribed by the Law.

17.14	The register of directors may be kept in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of directors.

17.15	The Directors may, by Resolution of Directors, fix the emoluments of Directors with respect to services to be rendered in any capacity to the Company.

17.16	A Director is not required to hold a Share as a qualification to office.

18.	APPOINTMENT AND REMOVAL OF DIRECTORS

18.1	All Directors shall be elected by a majority vote of outstanding Ordinary Shares and Series A Preference Shares (voting together and not as separate classes), provided that:

(a)	Jinglong Group Co. Ltd. shall be entitled to nominate and elect two (2) Directors to the Board, to remove any Director occupying such position and to fill any vacancy caused by the resignation, death or renewal of any Director occupying such position.

(b)	Improve Forever Investment Ltd. shall be entitled to nominate and elect one (1) Directors to the Board, to remove any Director occupying such position and to fill any vacancy caused by the resignation, death or renewal of any Director occupying such position.

(c)	Express Power Investment Ltd. shall be entitled to nominate and elect one (1) Director to the Board, to remove any Director occupying such position and to fill any vacancy caused by the resignation, death or renewal of any Director occupying such position.

18.2	Any vacancy on the Board occurring because of the death, resignation or removal of a Director elected by the holders of any class or series of shares shall be filled by the vote or written consent of the holders of a majority of the shares of such class or series of shares; provided, that the Directors shall have the power at any time and from time to time to appoint any person to be a Director in order to fill a casual vacancy on the Board.

18.3	A Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

19.	POWERS AND DUTIES OF DIRECTORS

19.1	The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not inconsistent, from time to time by the Law, or by these Articles, or as may be prescribed by the Company in general meeting provided that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made, and provided further that, for the avoidance of doubt and without limiting the generality of the foregoing, the Directors shall undertake none of those acts described in Article 16.34 or in Article 11 of these Articles without the prior approval therein required.

19.2	Each Director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, these Articles or the Law. Each director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the director believes to be the best interests of the Company.

19.3	The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

19.4	All checks, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

19.5	If the Company is the wholly owned subsidiary of a holding company, a director of the Company may, when exercising powers or performing duties as a director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.

19.6	Any director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the Directors, with respect to the signing of consents or otherwise.

19.7	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

19.7	Subject to Article 20.7, the continuing Directors may act notwithstanding any vacancy in their body. However, if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

19.8	Subject to these Articles (including but not limited to Schedule A), the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

19.9	Subject to these Articles (including but not limited to Schedule A), the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue Debentures whether outright or as security for any debt, liability or obligation of the Company or of any third party.

19.10	Subject to these Articles (including but not limited to Schedule A):

(a)	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested in them.

19.11	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

20.	PROCEEDINGS OF DIRECTORS

20.1	Subject to these Articles (including but not limited to Schedule A), the Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit, and questions arising at any meeting shall be decided by a majority of votes (unless a higher vote is required pursuant to the Law, these Articles (including but not limited to Schedule A)) of the Directors present at a meeting at which there is a quorum, with each having one (1) vote.

20.2	A Director may, and the secretary of the Company on the requisition of a Director, shall, at any time, summon a meeting of the Directors by at least five (5) days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered; provided that notice is given pursuant to Article 31; provided further that notice may be waived on behalf of all of the Directors before, after, or at the meeting by the vote or consent of all the Directors.

20.2	The Directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the Cayman Islands as the Directors may determine to be necessary or desirable. The Company shall provide that members of the Board or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting; provided that a meeting of a Board or committee shall not be valid if the Company does not make such means of participation reasonably available to the members thereof.

20.3	A Director is deemed to be present at a meeting of Directors if he participates by telephone or other electronic means and all Directors participating in the meeting are able to hear each other.

20.4	A Director shall be given not less than three (3) days’ notice of meetings of Directors, but a meeting of Directors held without three (3) days’ notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a Director at a meeting shall constitute waiver by that Director. The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting.

20.5	A Director may by a written instrument appoint an alternate who need not be a Director and the alternate shall be entitled to attend meetings in the absence of the Director who appointed him and to vote in place of the Director until the appointment lapses or is terminated.

20.6	A Director may be represented at any meetings of the Board by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director. The provisions of Article 16.11 shall apply, mutatis mutandis, to the appointment of proxies by Directors.

20.7	The quorum necessary for the transaction of the business of the Directors is four (4) Directors. For the purposes of this Article 20.7 a proxy appointed by a Director shall only be counted in a quorum at a meeting at which the Director appointing him is not present; provided always that if there shall at any time be only a sole Director the quorum shall be one (1). For the purposes of this Article 20.7 a proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

20.8	The Directors may elect a chairman of their board (“Chairman of the Board”) and determine the period for which he is to hold office, but if no such Chairman of the Board is elected, or if at any meeting the Chairman of the Board is not present, the Directors present may choose one of their numbers to be chairman of the meeting.

20.9	At meetings of Directors at which the Chairman of the Board is present, he shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the Directors present shall choose one of their number to be chairman of the meeting.

20.10	A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

21.	COMMITTEES

21.1	Subject to these Articles (including but not limited to Schedule A), the Directors may delegate any of their powers (subject to any limitations imposed on the Directors) to committees consisting of such member or members of the Board as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors and by these Articles (including but not limited to Schedule A) or the Memorandum. A committee may meet and adjourn as it thinks proper. Questions arising at any committee meeting shall be determined by a majority of votes of the members present.

21.2	The Directors have no power to delegate to a committee of Directors any of the following powers:

(a)	to amend the Memorandum or these Articles;

(b)	to designate committees of Directors;

(c)	to delegate powers to a committee of Directors;

(d)	to appoint or remove Directors;

(e)	to appoint or remove an agent;

(f)	to approve a plan of merger, consolidation or arrangement;

(g)	to make a declaration of solvency or to approve a liquidation plan; or

(h)	to make a determination that immediately after a proposed distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

21.3	Articles 21.2(b) and 21.2(c) do not prevent a committee of Directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

21.4	The meetings and proceedings of each committee of Directors consisting of two (2) or more Directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of Directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

21.5	Where the Directors delegate their powers to a committee of Directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on Directors of the Company under the Law.

22.	OFFICERS

The Company may have a president, a secretary or secretary-treasurer appointed by the directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

23.	CONFLICT OF INTERESTS

23.1	A Director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other Directors of the Company.

23.2	For the purposes of Article 23.1, a disclosure to all other Directors to the effect that a Director is a member, Director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry into the transaction or disclosure, of the interest, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

23.3	A Director of the Company who is interested in a transaction entered into or to be entered into by the Company may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of Directors at which a matter relating to the transaction arises and be included among the Directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a Director, that relates to the transaction,

and, subject to compliance with the Law shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

24.	INDEMNIFICATION

24.1

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or willful default, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or willful default of such Director or officer or trustee.

24.2	To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Shareholders for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own willful neglect or willful default respectively.

25.	RECORDS

25.1	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum and these Articles;

(b)	the register of members, or a copy of the register of members;

(c)	the register of Directors, or a copy of the register of Directors; and

(d)	copies of all notices and other documents filed by the Company with the Registrar of Companies in the previous ten (10) years (if any).

25.2	Until the Directors determine otherwise by Resolution of Directors the Company shall keep the original register of members and original register of Directors at the office of its registered agent.

25.3	If the Company maintains only a copy of the register of members or a copy of the register of Directors at the office of its registered agent, it shall:

(a)	within fifteen (15) days of any change in either register, notify the registered agent in writing of the change; and

(b)	provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of Directors is kept.

25.4	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the Cayman Islands, as the Directors may determine:

(a)	minutes of meetings and resolutions of Shareholders and classes of Shareholders;

(b)	minutes of meetings and resolutions of Directors and committees of Directors; and

(c)	an impression of the Seal.

25.5	Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

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26.	REGISTER OF CHARGES

The Company shall maintain at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

(a)	the date of creation of the charge;

(b)	a short description of the liability secured by the charge;

(c)	a short description of the property charged;

(d)	the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e)	unless the charge is a security to bearer, the name and address of the holder of the charge; and

(f)	details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

27.	SEAL

The Company may, if the Directors so determine, have a Seal which shall, subject to this Article 27, only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by at least one (1) person who shall be either a Director or the secretary or secretary-treasurer or some person appointed by the Directors for the purpose. The Company may have a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used. A Director, secretary or other duly authorized officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar in the Cayman Islands or elsewhere wheresoever.

28.	DISTRIBUTIONS BY WAY OF DIVIDEND

28.1	Subject to the Law and the provisions of these Articles (including but not limited to Section 1 of Schedule A), the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefore, if they are satisfied, on reasonable grounds, that, immediately after the Distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

28.2	Subject to the Law and the provisions of these Articles (including but not limited to Section 1 of Schedule A), the Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

28.3	Subject to the rights of persons, if any, with shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article 28.3 as paid on the share.

28.4	The Directors may deduct from any dividend or distribution payable to any Shareholder all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

28.5	Subject to the Law and the provisions of these Articles (including but not limited to Section 1 of Schedule A), the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares or Debentures of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Shareholders upon the footing of the value so fixed in order to adjust the rights of all Shareholders and may vest any such specific assets in trustees as may seem expedient to the Directors.

28.6	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by check or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Shareholders or to such person and to such address as such holder or joint holders may in writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

28.7	Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Article 28.1 and all dividends unclaimed for three (3) years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

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29.	CAPITALIZATION

Subject to these Articles (including but not limited to Schedule A), upon the recommendation of the Board, the Shareholders may by Resolution of Shareholders authorize the Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Shareholders in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Shareholders concerned). Subject to these Articles, the Directors may authorize any person to enter into, on behalf of all of the Shareholders interested, an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and legally binding on all concerned.

30.	BOOKS OF ACCOUNT AND AUDIT

30.1	The Directors shall cause proper books of account to be kept with respect to:

(a)	All sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	All sales and purchases of goods by the Company; and

(c)	The assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

30.2	Subject to any agreement binding on the Company, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Law or authorized by the Company.

30.3	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

30.4	Subject to these Articles, the Board may at any time appoint or remove an Auditor or Auditors of the Company who shall hold office for a period specified by the Board. The Board may appoint as Auditor either of PriceWaterhouseCoopers, KPMG, Deloitte & Touche or Ernst & Young to conduct an audit of the Company and its operating performance, with the subsequent issuance of an audit report.

30.5	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditors.

30.6	Auditors shall, following their appointment and at any other time during their term of office, upon request of the Directors, make a report on the accounts of the Company during their tenure of office.

31.	NOTICES

31.1	Notices shall be in writing and may be given by the Company or any person entitled to give notice to any Shareholder either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to him or to his address as shown in the register of members, such notice, if mailed, to be forwarded airmail if the address is outside the Cayman Islands.

31.2	(a)	Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and by two (2) days having passed after the letter containing the same is sent as aforesaid.

	(b)	Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected on the same day that it has been properly addressed and sent through a transmitting organization, with a reasonable confirmation of delivery.

31.3	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of members in respect of the share.

31.4	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Shareholder by sending it, subject to Articles 31.2 and 31.3, to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

31.5	Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a)	every person shown as a Shareholder in the register of members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of members; and

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Shareholder of record where the Shareholder of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings pursuant to these Articles.

31.6	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

31.7	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

32.	VOLUNTARY LIQUIDATION

(a)	If the Company shall be wound up, any liquidator must be approved by the majority in voting power of the Series A Preference Shares (voting together as a separate class on an as-converted basis).

(b)	If the Company shall be wound up, the assets available for distribution amongst the Shareholders shall be distributed in accordance with Section 2 of Schedule A; provided that no Shareholder shall be compelled to accept any shares or other securities whereon there is any liability.

33.	CONTINUATION

33.1	The Company may by Resolution of Shareholders or by a resolution passed unanimously by all Directors continue as a company incorporated under the laws of a jurisdiction outside the Cayman Islands in the manner provided under those laws.

33.2	The Company may, with the approval of (i) a resolution approved by the majority of the Board, and (ii) the holders of at least seventy-five percent (75%) of the then outstanding Series A Preference Shares (voting together as a separate class on an as-converted basis), have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

34.	FINANCIAL YEAR

Unless a majority of the Board agrees otherwise, the financial year of the Company shall end on December 31 in each year and, following the year of incorporation, shall begin on January 1 in each year.

35.	CHANGES TO ARTICLES

Subject to the Law, the conditions contained in the Memorandum and these Articles, the Company may, by Special Resolution of Shareholders, alter or add to these Articles.

36.	CHANGES TO THE MEMORANDUM OF ASSOCIATION

Subject to the Law and these Articles, the Company may from time to time by Special Resolution of Shareholders alter the Memorandum with respect to any objects, powers or other matters specified therein.

SCHEDULE A

The holders of Series A Preference Shares shall, in addition to any other rights conferred on them under these Articles have the following rights:

1.	Dividends

(a)	Subject to the provisions of these Articles (including but not limited to the other requirements of this Schedule A), no dividends (other than those payable solely in Ordinary Shares) shall be declared or paid on the Ordinary Shares or any future series of preferred shares, unless and until a dividend in like amount is declared or paid on each outstanding Series A Preference Share (on an as-if-converted basis).

(b)	The holders of Series A Preference Shares shall be entitled to receive on a pari passu basis, when, as and if declared at the sole discretion of the Board, but only out of funds that are legally available therefor, cash dividends at the rate or in the amount as the Board considers appropriate.

2.	Liquidation Preference

(a)	Liquidation Preferences. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary:

(i)	Before any distribution or payment shall be made to the holders of any Ordinary Shares, each holder of Series A Preference Shares shall be entitled to receive an amount equal to one hundred percent (100%) of the Original Series A Issue Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends accrued and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Series A Preference Share then held by such holder. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series A Preference Shares, then such assets shall be distributed among the holders of Series A Preference Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(ii)	After distribution or payment in full of the amount distributable or payable on the Series A Preference Shares pursuant to Section 2(a)(i) of Schedule A, the remaining assets of the Company available for distribution to Shareholders shall be distributed ratably among the holders of outstanding Ordinary Shares and holders of Series A Preference Shares on an as-converted basis.

(b)	Liquidation on Sale or Merger. The following events shall be treated as a liquidation (each, a “Liquidation Event”) under this Section 2(b) of Schedule A unless waived by the holders of at least fifty percent (50%) of the then outstanding Series A Preference Shares, voting together as a single class on an as-converted basis:

(i)

any consolidation, amalgamation or merger of the Company with or into any Person, or any other corporate reorganization, including a sale or acquisition of Equity Securities of the Company, in which the

Shareholders of the Company immediately before such transaction own less than fifty percent (50%) of the Company’s voting power immediately after such transaction (excluding any transaction effected solely for tax purposes or to change the Company’s domicile);

(ii)	a sale of all or substantially all of the assets of the Company; or

(iii)	the exclusive licensing of all or substantially all of the Company’s intellectual property to a third party;

and upon any such event, any proceeds resulting to the shareholders of the Company therefrom shall be distributed in accordance with the terms of paragraph (a) of this Section 2 of Schedule A.

(c)	In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to any holder of Series A Preference Shares and Ordinary Shares shall be determined in good faith by the Board, or by a liquidator if one is appointed. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)	If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)	If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board, or by a liquidator if one is appointed.

3.	Voting Rights

Subject to the provisions of the Memorandum and these Articles, at all general meetings of the Company: (i) the holder of each Ordinary Share issued and outstanding shall have one vote in respect of each Ordinary Share held, and (ii) the holder of each Series A Preference Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Series A Preference Shares are convertible immediately after the close of business on the record date of the determination of the Company’s Shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited. Subject to provisions to the contrary elsewhere in the Memorandum and these Articles, or as required by the Law, the holders of Series A Preference Shares shall vote together with the holders of Ordinary Shares, and not as a separate class or series, on all matters put before the Shareholders.

4.	Conversion Rights

The holders of the Series A Preference Shares shall have the following rights described below with respect to the conversion of the Series A Preference Shares into Ordinary Shares. Subject to the provisions of Section 4(e) of Schedule A, the number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series A Preference Share shall be the quotient of the Original Series A Issue Price divided by the then-effective Series A Conversion Price. For the avoidance of doubt, subject to the provisions of Section 4(b) of Schedule A, the initial conversion ratio for Series A Preference Shares to Ordinary Shares shall be 1:1, and all shall be subject to adjustment based on adjustments of the Series A Conversion Price, as applicable (the “Applicable Conversion Price” and each a “Conversion Price”), as set forth below:

(a)	Optional Conversion.

(i)	Subject to and in compliance with the provisions of this Section 4(a) of Schedule A, and subject to compliance with the requirements of the Law, any Series A Preference Share may, at the option of the holder thereof, be converted at any time into fully-paid and nonassessable Ordinary Shares based on the then-effective Applicable Conversion Price.

(ii)	The holder of any Series A Preference Shares who desires to convert such shares into Ordinary Shares shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Company or any transfer agent for the Series A Preference Shares, and shall give written notice to the Company at such office that such holder has elected to convert such shares. Such notice shall state the number of Series A Preference Shares being converted. Thereupon, the Company shall promptly issue and deliver to such holder at such office a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Series A Preference Shares, and the number of Ordinary Shares to be so issued to a holder of Series A Preference Shares upon the conversion of such Series A Preference Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Series A Preference Shares to be converted, and the person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date.

(b)	Automatic Conversion.

(i)	Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Series A Preference Share shall automatically be converted into Ordinary Shares immediately prior to the closing of a Qualified Public Offering, based on the then-effective Applicable Conversion Price.

(ii)

The Company shall not be obligated to issue certificates for any Ordinary Shares issuable upon the automatic conversion of any Series A Preference Shares unless the certificate or certificates evidencing such Series A Preference Shares is either delivered as provided below to the Company or any transfer agent for the Series A Preference Shares, or the holder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificates for Series A Preference Share, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver at its principal office to the holder thereof a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Series A Preference Shares, and the number of Ordinary Shares to be so issued to a holder of converting Series A Preference Share (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Any person entitled to receive Ordinary Shares issuable upon the automatic conversion of the Series A Preference Shares shall be treated for all purposes as the record holder of such Ordinary Shares on the date of such conversion.

(c)	Mechanics of Conversion. The conversion hereunder of any Series A Preference Share (the “Conversion Share”) shall be effected in the following manner and in accordance with the Law:

(i)	The Company shall redeem the Conversion Share for aggregate consideration (the “Redemption Amount”) equal to (a) the aggregate par value of any capital shares of the Company to be issued upon such conversion and (b) the aggregate value, as determined by the Board, of any other assets which are to be distributed upon such conversion.

(ii)	Concurrent with the redemption of the Conversion Share, the Company shall apply the Redemption Amount for the benefit of the holder of the Conversion Share to pay for any capital shares of the Company issuable, and any other assets distributable, to such holder in connection with such conversion.

(iii)	Upon application of the Redemption Amount, the Company shall issue to the holder of the Conversion Share all capital shares issuable, and distribute to such holder all other assets distributable, upon such conversion.

(d)	Initial Conversion Price. The “Series A Conversion Price” shall initially equal the Original Series A Issue Price, and shall be adjusted from time to time as provided below in Section 4(e) of Schedule A.

(e)	Adjustments to Conversion Price.

(i)	Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Series A Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Series A Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)

Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in Additional Ordinary Shares, the Series A Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(iii)	Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares or Ordinary Share Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Series A Preference Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received had the Series A Preference Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.

(iv)	Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Liquidation Event), then in any such event, provision shall be made so that, upon conversion of any Series A Preference Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received had the Series A Preference Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(v)	Sale of Shares below the Conversion Price.

(A)	Full Ratchet Adjustment. If, after the Original Series A Issue Date, the Company shall issue Additional Ordinary Shares for a consideration per share (the “Future Issuance Price”) less than the Series A Conversion Price in effect on the date of, and immediately prior to, such issuance, then and in such event, the Series A Conversion Price shall be reduced concurrently with such issuance to a price equal to the Future Issuance Price.

(B)	Determination of Consideration. For the purpose of making any adjustment to any Conversion Price or the number of Ordinary Shares issuable upon conversion of the Series A Preference Shares, as provided above:

i)

To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

ii)	To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by a majority of the Board), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

iii)	If Additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares or such Ordinary Share Equivalents shall be computed as that portion of the consideration received (as determined in good faith by a majority of the Board) to be allocable to such Additional Ordinary Shares or Ordinary Share Equivalents.

(C)	No Exercise. If all of the rights to exercise, convert or exchange any Ordinary Share Equivalents shall expire without any of such rights having been exercised, the Series A Conversion Price as adjusted upon the issuance of such Ordinary Share Equivalents shall be readjusted to the Series A Conversion Price which would have been in effect had such adjustment not been made.

(vi)	Adjustment based on Actual 2006 PAT

Upon the delivery by the Company of the Company’s audited consolidated financial statements for the fiscal year ending December 31, 2006 (“2006 Financial Statements”) audited by a “Big 4” accounting firm in accordance with United States generally accepted accounting principles, if and only if (i) a Qualified Public Offering has not completed at the time the 2006 Financial Statements are issued, and (ii) the Actual 2006 PAT is less than the Anticipated 2006 PAT minus US$2,000,000, the New Conversion Price shall be adjusted according to the following formula:

New Conversion Price = Initial Purchase Price ×	(	Actual 2006 PAT	)
Anticipated 2006 PAT

WHERE:

“Actual 2006 PAT” = the Company’s audited profit after tax for the financial year ending December 31, 2006, after paying all relevant taxes for such period, expressed in U.S. dollars, calculated in accordance with U.S. GAAP, disregarding the following, to the extend included or deducted in calculating profit after tax: (a) any extraordinary or non-recurring gains or losses; and (b) the cumulative effect of any change or changes in accounting principles.

“Anticipated 2006 PAT” = US$22,500,000.

“Initial Purchase Price” = $17,177.914 per share for each share of Series A Preference Shares purchased by Investor pursuant to the Share Subscription Agreement, as adjusted for stock splits, reverse stock splits, stock dividends, recombinations and the like.

Any adjustment to the Conversion Price made pursuant to this Section 4(e)(vi) shall be in addition to, and not in substitution for, any other prior or subsequent adjustments made to the Conversion Price pursuant to this Section 4(e).

(vii)	Certificate of Adjustment. In the case of any adjustment or readjustment of a Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Series A Preference Shares at such holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Ordinary Shares issued or sold or deemed to have been issued or sold, (ii) the number of Additional Ordinary Shares issued or sold or deemed to be issued or sold, (iii) the Series A Conversion Price in effect before and after such adjustment or readjustment, and (iv) the number of Ordinary Shares and the type and amount, if any, of other property which would be received upon conversion of such series of Series A Preference Shares after such adjustment or readjustment.

(viii)	Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment to a Conversion Price or the number or character of the Series A Preference Shares as set forth herein, the Company shall give notice to the holders of such series of Series A Preference Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series A Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of Series A Preference Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(ix)	Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Series A Preference Share, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preference Share. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Series A Preference Share, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(x)	Notices. Any notice required or permitted pursuant to this Section 4 of Schedule A shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to each holder of record at the address of such holder appearing on the books of the Company. Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

5.	Redemption

(a)	(i)	Subject to the provisions of the Law, the Memorandum and these Articles, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by resolution determine.

(ii)	Subject to the provisions of the Law, the Memorandum and these Articles, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorized by the Company in general meeting and may make payment therefore in any manner authorized by the Law, including out of capital.

(iii)	Notwithstanding any provisions to the contrary in this Schedule A, the Series A Preference Shares shall be redeemable at the option of holders of the Series A Preference Shares as provided herein:

(1)	Optional Redemption Date. At any time commencing five (5) years after the Original Series A Issue Date, if a Qualified Public Offering has not been consummated, any holder of Series A Preference Shares may, upon written request to the Company (a “Redemption Notice”), require that the Company redeem some or all of such holder’s then outstanding Series A Preference Shares, in accordance with the following terms and the Law.

(2)	Redemption Price. The redemption price for each Series A Preference Share redeemed pursuant to this Section 5(a)(iii)(2) of Schedule A shall be equal to the Original Series A Issue Price, plus a premium equal to the interest that would have accrued on a debt instrument with a principal amount equal to the Series A Original Issue Price, accruing daily (on the basis of a 365-day year) from Original Series A Issue Date at the Redemption Rate (as defined below) and compounding annually, plus all dividends accrued and unpaid with respect to such shares (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions) (the “Redemption Price”). For purposes of the foregoing, “Redemption Rate” shall mean a rate of five percent (5%) per annum.

(3)

Procedure. The closing (the “Redemption Closing”) of the redemption of any Series A Preference Shares pursuant to this Section 5(a) of Schedule A will take place within one hundred and twenty (120) days of the date of the Redemption Notice at the principal office of the Company, or such earlier date or other place as the holder requesting redemption of then outstanding Series A Preference Shares and the Company may mutually agree in writing. At the Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefor, redeem each Series A Preference Share by paying in cash therefor the Redemption Price against surrender by such holder at the Company’s principal office of the certificate representing such share. From and after the Redemption Closing, if the Company makes the Redemption Price available to a holder of a Series A Preference Share, all rights of the holder of such Series A Preference Share (except the right to receive the Redemption Price therefor) will cease with respect to such Series A Preference Share, and such Series A Preference Share will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

(b)	Insufficient Funds. If the Company’s assets or funds which are legally available on the date that any redemption payment under this Section 5 of Schedule A is due are insufficient to pay in full all redemption payments to be paid at the Redemption Closing, or if the Company is otherwise prohibited by applicable law from making such redemption, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay all redemption payments due on such date ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon. Thereafter, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payment which the Company did not pay on the date that such redemption payments were due. Without limiting any rights of the holders of Series A Preference Shares which are set forth in these Articles, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares.